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                                                                      EXHIBIT 99

Idea Integration(TM)                                               Press Release

Contact: Robert P. Crouch
         Senior Vice President, Treasurer, CFO
         (904) 360-2700

            IDEA INTEGRATION FILES PROPOSED INITIAL PUBLIC OFFERING

JACKSONVILLE, Florida (August 10, 2000)--Idea Integration Corp. (the "Company"), the e-business solutions unit of Modis Inc., the information technology services subsidiary of Modis Professional Services, Inc. (NYSE:MPS), today announced that it has filed with the Securities and Exchange Commission ("SEC") a registration statement in connection with a proposed initial public offering of its common stock. All of the shares are being offered by the Company.

The Company will apply to list its common stock on the Nasdaq National Market under the symbol "IDEA." The Company anticipates that the offering will be completed during the fourth quarter of 2000, subject to SEC review and market conditions.

The underwriting will be managed by Robertson Stephens, Banc of America Securities, SG Cowen, Legg Mason Wood Walker, and The Robinson-Humphrey Company.

Net proceeds from the sale will be used for general corporate purposes and to repay indebtedness of $30 million owing to Modis Professional Services, Inc.

Idea Integration is a leading, full-service e-business solutions provider with services including e-business strategy consulting, creative design, Web branding, and development and implementation of e-business software applications.

A registration statement relating to the Company's securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of Idea Integration, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus related to the offering may be obtained, when they are available, from FleetBoston Robertson Stephens, 555 California Street, Suite 2600, San Francisco, CA 94104 (415) 676-2526; Banc of America Securities, 600 Montgomery Street, San Francisco, CA 94111 (415) 627-2000; SG Cowen Securities, 181 West Madison Street, Chicago, IL 60602 (312) 578-5000; Legg Mason Wood Walker, 100 Light Street, Baltimore, MD 21202 (410) 539-0000; or The Robinson-Humphrey Company, Atlanta Financial Center, 3333 Peachtree Road, NE, Atlanta, GA 30326 (404) 266-6000.